Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contacts: Kara B. Jenny Chief Financial Officer Bluefly, Inc. 212- 944-8000 ext. 286 kara.jenny@bluefly.com	Press Contact: Monica Halpert Director 212-944-8000 ext. 297 monica.halpert@bluefly.com

BLUEFLY REPORTS FIRST QUARTER 2009 RESULTS

NEW YORK – May 5, 2009 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced a slight reduction in operating and net loss for the first quarter 2009 and further reductions in operating expenses.

Results for the first quarter of 2009 included the following:

•
As anticipated, net revenue decreased by approximately 21.2% to $19.9 million from $25.2 million in the first quarter of 2008 and gross margin decreased to 34.0% from 35.4% in the first quarter of 2008, both primarily attributable to the continued decline in consumer spending as a result of the current global economic downturn.

•
Operating expenses decreased by approximately 19.1% to $9.6 million from $11.8 million in the first quarter of 2008.  The reduction in operating expenses resulted from a decrease of $675,000 in selling and fulfillment expenses, a decrease of $505,000 in marketing expenses, a reduction in non-cash share-based compensation expense of approximately $621,000 and a decrease in salary and salary related general and administrative expenses of approximately $339,000.

•	Operating loss decreased slightly to $2.8 million from $2.9 million in the first quarter of 2008.

•
Net loss remained relatively unchanged at $2.9 million compared to the first quarter of 2008.  Loss per share remained unchanged at $0.22 per share (based on 13.8 million weighted average shares outstanding) from $0.22 per share (based on 13.3 million weighted average shares outstanding) in the first quarter of 2008.

•	Average order size decreased to $249.99 in the first quarter of 2009 compared to $273.65 in the first quarter of 2008.

•	Inventory decreased to $20.8 million at March 31, 2009 compared to $23.2 million at December 31, 2008.

“We anticipated reduced sales and margin for the first quarter, given the current economic environment, and we were able to limit our operating loss by reducing our expenses.” said Melissa Payner, Bluefly’s Chief Executive Officer.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the Company’s ability to execute on, and gain additional revenue from, its marketing initiatives;  the Company’s history of losses and anticipated future losses; the Company’s ability to raise additional capital to support the growth of its business; risks related to the economic downturn; risks associated with Nasdaq Listing Rules; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company’s dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and  risks associated with the Company’s ability to handle increased traffic and/or continued improvements to its Web site.

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CONDENSED STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended
	March 31,
	2009	2008

Net sales	$19,902,000	$25,245,000
Cost of sales	13,127,000	16,309,000
Gross profit	6,775,000	8,936,000

Gross margin	34.0%	35.4%

Selling and fulfillment expenses	4,394,000	5,069,000
Marketing expenses	3,017,000	3,522,000
General and administrative expenses	2,170,000	3,247,000
Total operating expenses	9,581,000	11,838,000

Operating loss	(2,806,000)	(2,902,000)

Interest income	5,000	36,000
Interest expense	(183,000)	(72,000)

Net loss	$(2,984,000)	$(2,938,000)

Preferred stock dividends	--	(11,000)

Net loss available to common shareholders	$(2,984,000)	$(2,949,000)

Basic and diluted net loss per common share	$(0.22)	$(0.22)

Weighted average common shares outstanding
(basic and diluted)	13,832,679	13,251,101

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SELECTED BALANCE SHEET DATA & KEY METRICS

	(Unaudited)
	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$2,003,000	$4,004,000

Inventories, net	20,835,000	23,157,000

Prepaid inventory	83,000	155,000

Other current assets	4,123,000	4,192,000

Property and equipment, net	5,342,000	6,058,000

Current liabilities	13,819,000	16,250,000

Notes and interest payable to related parties	3,165,000	3,106,000

Stockholders’ equity	15,583,000	18,394,000

	Three Months Ended
	March 31,
	(Unaudited)
	2009	2008

Average Order Size (including shipping & handling)	$249.99	$273.65
New Customers Added during the Period	46,605	56,855

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CONDENSED STATEMENTS OF CASH FLOWS – UNAUDITED

	Three Months Ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(2,984,000)	$(2,938,000)
Adjustments to reconcile net loss to net cash used in operatingactivities:
Depreciation and amortization	789,000	409,000
Stock based compensation	178,000	799,000
Provisions for returns	(634,000)	761,000
Bad debt expense	116,000	166,000
Reserve for inventory obsolescence	(370,000)	--
Change in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(218,000)	(1,316,000)
Inventories	2,692,000	1,812,000
Prepaid inventory	72,000	--
Prepaid expenses	125,000	130,000
Other assets	41,000	(259,000)
Increase (decrease) in:
Accounts payable and other long-term liabilities	(2,041,000)	(281,000)
Accrued expenses and other current liabilities	(336,000)	216,000
Interest payable to related party shareholders	59,000	--
Deferred revenue	585,000	(256,000)

Net cash used in operating activities	(1,926,000)	(584,000)

Cash flows from investing activities:
Purchases of property and equipment	(70,000)	(610,000)

Net cash used in investing activities	(70,000)	(610,000)

Cash flows from financing activities:
Purchase of treasury stock	(5,000)	(22,000)

Net cash used in financing activities	(5,000)	(22,000)

Net decrease in cash and cash equivalents	(2,001,000)	(1,216,000)
Cash and cash equivalents – beginning of period	4,004,000	6,730,000
Cash and cash equivalents – end of period	$2,003,000	$5,514,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$80,000	$48,000
Warrants issued to related party shareholders	$--	$173,000

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